WEST PENN FUNDING LLC
             Balance Sheet
         (Thousands of Dollars)


                                          June 30, December 31,
                                            2000       1999

ASSETS:
Current Assets:
Cash and temporary cash investments             $0      $1,003
Accounts receivable from parent             14,852       7,474
Restricted funds                               108       3,006
Intangible transition property              54,665      52,779
                                            69,625      64,262

Noncurrent Assets:
Intangible transition property             510,738     539,838
Unamortized debt issuance expense            5,172       4,453
                                           515,910     544,291

Total Assets                              $585,535    $608,553

LIABILITIES AND MEMBER'S EQUITY:
Current Liabilities:
Long-term debt due within one year         $60,083     $49,734
Accounts payable to parent                   1,421         633
Federal and state income taxes accrued         146           4
Interest accrued                               653       4,944
                                            62,303      55,315

Long-term Debt, net of discount            520,203     550,207

Member's Equity                              3,029       3,031

Total Liabilities and Member's Equity     $585,535    $608,553


See accompanying notes to financial statements.